Exhibit (a)(5)(iii)

Sutter Rock Capital Corp. Announces Expiration and Final Results of Modified Dutch Auction Tender Offer to Repurchase up to $10.0 Million of its Common Stock

SAN FRANCISCO, Calif., November 22, 2019 (GLOBE NEWSWIRE) – Sutter Rock Capital Corp. (“Sutter Rock” or the “Company”) (Nasdaq:SSSS) today announced its final results from its modified “Dutch Auction” tender offer (the “Tender Offer”). The Company’s Tender Offer expired at 5:00 P.M., Eastern time, on November 20, 2019. The Tender Offer was made pursuant to an Offer to Purchase dated October 21, 2019 and the related Letter of Transmittal, by which the Company offered to purchase up to $10.0 million of its common stock at a price per share not less than $6.00 and not greater than $8.00 in $0.10 increments, using available cash, which documents were filed with the Securities and Exchange Commission on October 21, 2019.

In accordance with the Company’s previously announced Tender Offer, and based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer, the Company will repurchase 1,449,275 shares, representing 7.6% of its outstanding shares, for payment on or about November 22, 2019, at a price of $6.90 per share on a pro rata basis, excluding fees and expenses relating to the self-tender offer. The Company has determined that the proration factor for the tender offer is 78.1%. The purchase price of properly tendered shares represents 61.4% of net asset value (“NAV”) per share based on the September 30, 2019 NAV per share. The Company has funded the repurchase of shares in the Tender Offer using a portion of its cash on hand.

D.F. King & Co. Inc. is serving as the information agent for the Tender Offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the Tender Offer. For questions and information, please call the information agent toll-free at (800) 864-1460.

About Sutter Rock Capital Corp.

Sutter Rock Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Sutter Rock is headquartered in San Francisco, CA. www.sutterrock.com

Forward-Looking Statements

The information contained in this press release, including statements regarding Sutter Rock’s beliefs, expectations, intentions or strategies for the future, may constitute forward-looking statements. Sutter Rock cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, including: Sutter Rock’s expectation and ability to complete its Tender Offer; the price at which shares of common stock may trade on the Nasdaq Capital Market, which may be higher or lower than the purchase price in the Tender Offer; Sutter Rock’s ability to execute its yield investment strategy; the performance of Sutter Rock’s investments; and changes in economic or financial market conditions and other factors that are enumerated in the company’s periodic filings with the Securities and Exchange Commission. Sutter Rock disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.

Contact

Sutter Rock Capital Corp.

(650) 235-4769

IR@sutterrock.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@sutterrock.com